Exhibit 2

SHARE PURCHASE AGREEMENT

        THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of the 6th day of April, 2006, by and between Clal Industries and Investments Ltd., of 3 Azrieli Center, Tel Aviv (the “Seller”) and DBSI Investments Ltd., of 85 Medinat Hayehudim Street, Herzeliya (the “Purchaser”).

W I T N E S S E T H :

        WHEREAS, the Seller holds 12,617 Ordinary Shares of Pointer Telocation Ltd. ("Pointer"), par value NIS 3.00 each (the "Shares"); and

        WHEREAS, the Seller desires to sell its Shares in Pointer to the Purchaser, the controlling shareholder of Pointer, on the terms and conditions set forth in this Agreement; and

        WHEREAS, the Purchaser desires to purchase all of Seller’s Shares in Pointer pursuant to the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.     Sale of the Seller’s Shares.

Subject to the terms and conditions hereof, at the Closing (as defined in Section 2.1 below), the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller the Shares, at a price per share of $6.70 and an aggregate consideration of $84,533.90 (the “Purchase Price”).

2.     Closing of Sale and Purchase of the Seller’s Shares.

    2.1        Closing. The purchase of the Shares by the Purchaser shall take place at a closing to be held at a time and place mutually agreed upon by the parties (the “Closing”).

    2.2        Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1 The Seller shall deliver to the Purchaser a validly executed share transfer deed in respect of the Shares in the form attached hereto as Schedule 2.1.1;

2.2.2 The Purchaser shall transfer to the Seller the Purchase Price, by wire transfer in accordance with written instructions provided by Seller.

2.2.3 The Seller shall transfer the Shares to the Purchaser free and clear of any liens, claims, encumbrances or third party rights of any kind.

3.     Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser, and acknowledges that the Purchaser is entering into this Agreement in reliance on the following representations and warranties of Seller:

    3.1        Ownership of Shares. The Seller is the lawful owner, beneficially and of record, of the Shares free and clear of all liens, claims, charges, encumbrances, restrictions or any third party rights.

    3.2        Acknowledgement that Purchaser is the Controlling Shareholder of Pointer. The Seller confirms that is aware that the Purchaser is the controlling shareholder of Pointer, a public company traded on the NASDAQ Capital Market, and as such may hold inside information regarding Pointer which is not available to the Seller. The Seller and its shareholders, directors, officers and their successors and/or assigns hereby irrevocably, unconditionally covenant not to sue or seek recovery and forever releases, acquits and discharges the Purchaser and its past, present and future directors, officers, affiliates, agents and employees, and their successors, and/or assigns from any and all Claims (as hereinafter defined). “Claims” means any and all claims, demands, actions, causes of action, costs, expenses, suits, damages, debts, liabilities, obligations, liens, security interests, judgments and rights of any kind whatsoever, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise arising from or in connection with the sale of the Shares, including their present and future value, and the results of Pointer.

     3.3        Authorization; Approvals. All corporate action on the part of the Seller necessary for the transfer of the Shares to the Purchaser have been taken.

     3.4        Enforceability. This Agreement when duly executed and delivered by the Seller, will constitute the valid, binding and enforceable obligations of the Seller.

4.     Miscellaneous

    4.1        Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

    4.2        Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel without regard to conflict of laws thereof. Any dispute arising under or in relation to this Agreement shall be governed by and construed according to the laws of the State of Israel and exclusively resolved by the applicable court in the Tel Aviv –Jaffa District, and each of the parties hereby submits irrevocably to such jurisdiction.

    4.3        Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the parties to this Agreement.

        IN WITNESS WHEREOF, each of the parties has signed this Share Purchase Agreement as of the date first hereinabove set forth.

The Seller:	CLAL INDUSTRIES AND INVESTMENTS LTD. By: _____(-)_________________ Name: ________________________ Title: _______________________

The Purchaser:	DBSI INVESTMENTS LTD. By: _____(-)_________________ Name: ________________________ Title: _______________________

SHARE TRANSFER DEED

The undersigned, Clal Industries and Investments Ltd. (the “Transferor”), hereby transfers to DBSI Investments Ltd. (the “Transferee”), 12,617 Ordinary Shares, par value NIS 3.00 each, of Pointer Telocation Ltd., to hold unto the Transferee, his executors, administrators and assigns, subject to the same terms and conditions on which I held the same at the time of the execution hereof; and I, the Transferee, do hereby agree to take the said shares subject to the aforesaid terms and conditions.

In witness whereof we have hereunto set our hands this __ day of April, 2006.

_________________ Transferor _________________ Witness	_________________ Transferee _________________ Witness